                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                        PREMIER NATIONAL BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       INFORMATION CONCERNING PARTICIPANTS


                  Premier National Bancorp. Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company's shareholders to approve the proposed merger transaction between M&T Bank Corporation and the Company. The participants in this solicitation may include the directors of the Company: Elizabeth P. Allen, Thomas C. Aposporos, Robert M. Bowman, H. Todd Brinckerhoff, Edward vK. Cunningham Jr., T. Jefferson Cunningham III, Tyler Dann, Thomas C. DeBenedictus,
R. Abel Garraghan, Richard T. Hazzard, Richard Novik, Lewis J. Ruge, Roger W. Smith, David A. Swinden, Peter Van Kleeck and John C. VanWormer; as well as the executive officers of the Company: T. Jefferson Cunningham III, Chairman of the Board and Chief Executive Officer, John Charles VanWormer, President, Ian C. Lucy, Executive Vice President, David S. MacFarland, Executive Vice President, Paul A. Maisch, Executive Vice President, Treasurer and Chief Financial Officer, Ronald M. Bentley, Executive Vice President, Robert Apple, Corporate Counsel and Corporate Secretary, Paul S. Mack, Executive Vice President and George Elferink, Executive Senior Vice President. As of March 1, 2000, T. Jefferson Cunningham III beneficially owned 7.6%, Edward vK. Cunningham, Jr. beneficially owned
6.1%, Tyler Dann beneficially owned 2.68%, Warren R. Marcus beneficially owned 2.16%, Peter Van Kleeck beneficially owned 1.52% and John Charles VanWormer beneficially owned 1.51% of the Company's outstanding common stock, and none of the other foregoing participants individually beneficially owned in excess of 1% of the Company's outstanding common stock. The directors and executive officers of the Company beneficially own in the aggregate approximately 19.65% of the Company's outstanding common stock. In addition, T. Jefferson Cunningham entered into a consulting agreement with M&T Bank Corporation and John Charles VanWormer may enter into a new employment agreement with the Company effective upon consummation of the merger. Additional information about the directors and executive officers of the Company is included in the Company's proxy statement for its 2000 Annual Meeting of Shareholders filed with the SEC on April 7, 2000. Information will be included in a proxy statement to be filed by the Company in connection with the proposed merger. Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov) or by contacting Premier National Bancorp., Inc., 1100 Route 55, LaGrangeville, New York 12540, Attention: Robert Apple, Corporate Secretary, telephone (845) 437-4322.

                  INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

                  The following is a press release issued by M&T Bank Corporation and the Company on July 10, 2000:

Contact:  M&T Bank Corporation                    Premier National Bancorp, Inc.
          Michael S. Piemonte                     Paul A. Maisch
          (716-842-5445)                          (845-471-1711)


         M&T BANK CORPORATION TO ACQUIRE PREMIER NATIONAL BANCORP, INC.
                    AND BECOME MARKET LEADER IN HUDSON VALLEY


LAGRANGEVILLE AND BUFFALO, NEW YORK (July 10, 2000) - Premier National Bancorp, Inc. ("Premier") (AMEX:PNB), Lagrangeville, New York and M&T Bank Corporation ("M&T") (NYSE: MTB), Buffalo, New York, today announced that they have entered into a definitive agreement for a merger between the two companies in a transaction valued at $342 million.

T. Jefferson Cunningham III, chairman and chief executive officer of Premier, said, "M&T has the unique ability to bring to our customers the product and service capabilities of a larger institution while maintaining the local expertise and decision-making ability of a community bank. Our combined branch networks will also strengthen and widen significantly our customer service facilities throughout the Hudson Valley. With this strategic merger, Premier will join forces with a bank long known for quality, consistency and success to the benefit of our customers and our communities."

Robert G. Wilmers, president and chief executive officer of M&T, said, "Our merger with Premier, the largest independent bank in the mid-Hudson valley, will give M&T the number one market share and will significantly strengthen our presence in and commitment to the region. The merger will also enhance our leading position in upstate New York. M&T has succeeded in upstate New York because we have developed an in-depth understanding of the region's markets and its customers."

Following the merger, Mr. Cunningham will be elected to the boards of directors of M&T and its principal commercial bank subsidiary, Manufacturers & Traders Trust Company ("M&T" Bank") and become chairman of the Hudson Valley Advisory Board of M&T Bank. Ten members of the current Premier board will also join the Hudson Valley Advisory Board.

Under the terms of the merger agreement, shareholders of Premier will receive $21.00 for each outstanding share of Premier common stock. Shareholders may elect to receive their consideration in cash or in M&T common stock although 50% of the 15.8 million shares of Premier common stock currently outstanding must be exchanged for M&T common stock. The elections or Premier's shareholders will be subject to allocation and proration if the election for common stock would be more or less than 50%. The merger will be accounted for as a purchase transaction and is anticipated to be completed in the first quarter of 2001.

"Since this is an in-market transaction, we ultimately expect to be able to achieve cost savings exceeding 40% of Premier's operating expenses. The combination of cost saves and the use of stock and cash in the transaction should result in the merger being accretive to cash earnings per share, which exclude the amortization of acquired intangible assets, in 2002", said Michael
P. Pinto, executive vice president and chief financial officer of M&T.

Premier also granted M&T an option to acquire up to 19.9% of the shares of common stock of Premier under certain circumstances. The transaction has been approved by the boards of directors of each company and is subject to certain conditions, including regulatory approvals and approval of Premier's shareholders.

                                     (more)

M & T BANK CORPORATION TO ACQUIRE                                     PAGE 2
PREMIER NATIONAL BANCORP, INC.


Premier, with $1.6 billion in assets as of March 31, 2000, is the parent company of Premier National Bank which has 34 offices in the mid-Hudson Valley region of New York State.

M&T had $22.8 billion in assets as of March 31, 2000. Including its pending merger with Keystone Financial, Inc. and the merger with Premier, M&T had pro forma assets as of March 31 of $31.3 billion. M&T Bank has 266 branch offices throughout New York State and in northeastern Pennsylvania, and will have 477 branches in New York, Pennsylvania, Maryland and West Virginia upon completion of the mergers.




ADDITIONAL INFORMATION

This press release contains forward-looking statements with respect to the anticipated effects of the merger. The following factors, among others, could cause the actual results of the merger to differ materially from M&T's expectations: the ability to timely and fully realize expected cost savings and revenues; the successful integration of the acquired franchise; competition; changes in economic conditions; interest rates and financial markets; and, changes in legislation or regulatory requirements. M&T does not assume any duty to update forward-looking statements.

Information regarding the identity of the persons who may, under Securities and Exchange Commission ("SEC") rules, be deemed to be participants in the solicitation of shareholders of Premier in connection with the merger, and their interests in the solicitation, is set forth in a Schedule 14A filed with the SEC on the date of this press release.

Shareholders of Premier and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 that M&T will file with the SEC in connection with the merger because it will contain important information about M&T, Premier, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. After it is filed with the SEC, the proxy statement/prospectus will be available free of charge on the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by M&T may be obtained free of charge by contacting M&T Bank Corporation at One M&T Plaza, Buffalo, New York, 14203, Attention, Investor Relations, (716) 842-5445. Documents filed with the SEC by Premier will be available free of charge by contacting Premier National Bancorp, Inc. at
(845)471-1711.

Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

                                     (more)

M & T BANK CORPORATION TO ACQUIRE                                     PAGE 3
PREMIER NATIONAL BANCORP, INC.


                            SUMMARY TRANSACTION TERMS


Purchase price per share:           -     $21.00

Aggregate transaction value:        _     $342 million, based on 15.8 million shares
                                          outstanding and 1.4 million options with a
                                          weighted average strike price of $14.14
                                          per share

Consideration mix:                  -     50% in cash and 50% in M&T common stock

                                    - Floating exchange ratio on stock portion of consideration

Structure:                          -     Purchase accounting transaction

                                    -     Shareholders may elect to receive stock or
                                          cash. However, their elections are subject
                                          to proration, such that 50% of currently
                                          outstanding shares would be exchanged for
                                          stock and the remaining in cash

Transaction multiples:              -     Price as a multiple of:
                                          Last twelve months cash EPS:       16.0x
                                          Last twelve months GAAP EPS:       16.7x
                                          Tangible book value:               2.45x

                                    -     Tangible book premium to core deposits:      18.1%

                                    -     Premium to market (day prior to acquisition):  57%

Proforma Premier ownership:         -     4%
(after taking into account the
pending merger with Keystone
Financial Inc.)